STONEGATE MORTGAGE CORPORATION REPORTS FIRST QUARTER 2017
FINANCIAL RESULTS

Indianapolis, IN - May 4, 2017 - Stonegate Mortgage Corporation (NYSE: SGM) ("Stonegate Mortgage" or the "Company"), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported financial results and operating performance for the quarter ended March 31, 2017.

Total revenues during the first quarter of 2017 were $32.6 million, up $27.6 million, or 555%, compared to the first quarter of 2016. The increase in revenues was predominantly the result of a lower negative change in the fair value of our mortgage servicing rights for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, partially offset by a decrease in gains on mortgage loans held for sale.

Total expenses during the first quarter of 2017 were $37.1 million, down $7.2 million, or 16%, compared to the first quarter of 2016. Total expenses have decreased due to the related costs associated with a 22% decrease in total originations and reductions in expense from a decrease in headcount.

Net loss for the first quarter of 2017 was $4.3 million, or $0.16 per diluted share, compared to a net loss of $37.5 million, or $1.45 per diluted share, in the first quarter of 2016.

Adjusted net loss1 for the first quarter of 2017 was $2.4 million, or $0.08 per diluted share, after excluding pre-tax mortgage servicing rights valuation adjustments of $1.2 million and certain other pre-tax non-cash expense items and other non-routine expenses, compared to adjusted net loss of $3.1 million, or $0.12 per diluted share, in the first quarter of 2016.

1 Adjusted net income (loss) and adjusted diluted earnings (loss) per share are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See table below for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

As of March 31, 2017, the Company had cash and cash equivalents of $22.5 million.

Segment Highlights
(Dollars in thousands unless otherwise indicated)

•	Originations segment highlights

•	Pre-tax income (loss) of $(2,711) for the first quarter of 2017 as compared to $437 for the first quarter of 2016

•	Total originations of $1.51 billion during the first quarter of 2017 as compared to $1.94 billion during the first quarter of 2016

•	Total expenses during the first quarter of 2017 down 12% from the first quarter of 2016

•	Gains on mortgage loans held for sale, net during the first quarter of 2017 were 118 bps of loan originations compared to 116 bps for the first quarter of 2016

•	Servicing segment highlights

•	Pre-tax income (loss) of $3,000 for the first quarter of 2017 as compared to $(33,654) for the first quarter of 2016

•	Adjusted pre-tax income of $4,229 for the first quarter of 2017 as compared to $2,066 for the first quarter of 2016

•	Total expenses during the first quarter of 2017 down 37% from the first quarter of 2016

•
Servicing UPB of $17.4 billion with a weighted average coupon of 3.74% as of the first quarter of 2017 as compared to $18.1 billion with a weighted average coupon of 4.01% as of the first quarter of 2016

•	Financing segment highlights (NattyMac)

•	Pre-tax income of $116 for the first quarter of 2017 as compared to $545 for the first quarter of 2016

•	Total funded loans of $771 million during the first quarter of 2017 as compared to $882 million during the first quarter of 2016

•	Interest and other income of $1,548 during the first quarter of 2017, a decrease of $350, or 18%, from the first quarter of 2016

•	A decrease of 16% in total revenues, while increasing expenses by 4% during the first quarter of 2017 as compared to the first quarter of 2016

Recent Developments

On January 26, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Home Point Financial Corporation, a New Jersey Corporation (“Home Point Financial”) and Longhorn Merger Sub, Inc. an Ohio corporation and wholly owned subsidiary of Home Point Financial (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”). Under the terms of the Merger Agreement, our stockholders will receive $8.00 per share, which represents a per share premium of approximately 61% over our 90-day volume weighted average price on January 26, 2017 and 34% over our closing price per share on January 26, 2017.

On April 27, 2017, at a Special Meeting of Stockholders of the Company, the Company’s stockholders approved all proposals relating to the pending Merger, including the proposal to adopt the Merger Agreement, as such agreement may be amended from time to time. Approval by the Company’s stockholders is a condition to closing of the Merger. The Merger remains subject to certain other customary approvals and is expected to close by the end of the second quarter of 2017.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2017	March 31, 2016
Origination volume by channel:
Retail	$155.0	$215.3
Wholesale	382.4	428.1
Correspondent	973.8	1,298.1
Total origination volume	$1,511.2	$1,941.5

Average origination volume per business day	$24.4	$31.3

Mortgage loan locks volume:
Mortgage loans locked	$2,111.0	$3,066.0
Average mortgage loans locked per business day	$34.0	$49.5

	As of
	March 31, 2017	March 31, 2016
Servicing portfolio	$17,416.2	18,067.8

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2017	March 31, 2016
Revenues
Gains on mortgage loans held for sale, net	$18,125	$23,122
Changes in mortgage servicing rights valuation	(1,229)	(35,720)
Payoffs and principal amortization of mortgage servicing rights	(5,508)	(7,249)
Loan origination and other loan fees	3,412	4,462
Loan servicing fees	12,338	13,446
Interest and other income	5,457	6,915
Total revenues	32,595	4,976

Expenses
Salaries, commissions and benefits	19,790	23,226
General and administrative expense	6,312	7,014
Interest expense	4,553	7,249
Occupancy, equipment and communication	3,894	4,247
Depreciation and amortization expense	2,547	2,546
Total expenses	37,096	44,282

(Loss) before income taxes	(4,501)	(39,306)
Income tax (benefit)	(191)	(1,783)
Net (loss)	$(4,310)	$(37,523)

(Loss) per share
Basic	$(0.17)	$(1.45)
Diluted	$(0.16)	$(1.45)

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	March 31, 2017	December 31, 2016

Assets
Cash and cash equivalents	$22,494	$26,258
Restricted cash	2,776	1,500
Mortgage loans held for sale, at fair value	462,407	578,390
Servicing advances, net	25,593	24,364
Derivative assets	9,428	21,271
Mortgage servicing rights, at fair value	225,704	211,532
Property and equipment (net of accumulated depreciation and amortization of $24,172 and $21,830 at March 31, 2017 and December 31, 2016, respectively)	12,675	14,839
Loans eligible for repurchase from GNMA	123,888	118,748
Warehouse lending receivables	96,320	125,839
Goodwill and other intangible assets (net of accumulated amortization of $1,649 and $1,939 at March 31, 2017 and December 31, 2016, respectively)	6,326	6,416
Subordinated loan receivable	30,000	30,000
Other assets	14,145	17,585
Total assets	$1,031,756	$1,176,742

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$219,718	$277,789
Secured borrowings - mortgage servicing rights	69,898	56,898
Secured borrowings - eligible GNMA loan repurchases	22,327	24,738
Mortgage repurchase borrowings	290,487	371,534
Warehouse lines of credit	—	170
Operating lines of credit	9,834	9,928
Accounts payable and accrued expenses	15,352	23,657
Derivative liabilities	5,147	4,536
Reserve for mortgage repurchases and indemnifications	5,517	5,533
Liability for loans eligible for repurchase from GNMA	123,888	118,748
Deferred income tax liabilities, net	2,266	2,458
Other liabilities	11,349	20,804
Total liabilities	775,783	916,793

Stockholders' equity
Common stock, par value $0.01, shares authorized – 100,000,000; shares issued: 25,988,457 and outstanding: 25,854,022 at March 31, 2017; shares issued: 25,988,457 and outstanding: 25,854,022 at December 31, 2016	266	266
Additional paid-in capital	272,641	272,307
Accumulated deficit	(16,934)	(12,624)
Total stockholders' equity	255,973	259,949
Total liabilities and stockholders' equity	$1,031,756	$1,176,742

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net (loss) and adjusted diluted (loss) per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted (loss) and adjusted diluted (loss) per share exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, expenses related to acquisition and sale or disposal of long-lived assets. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for (loss) income before income taxes, net (loss) income or diluted (LPS) EPS prepared in accordance with GAAP.

	Three Months Ended
(In thousands, except per share data)	March 31, 2017	March 31, 2016
Net (loss)	$(4,310)	$(37,523)
Adjustments:
Changes in mortgage servicing rights valuation	1,229	35,720
Stock-based compensation expense	334	306
Expenses related to Home Point acquisition	402	—
Results from discontinued retail branches	—	64
Tax effect of adjustments	(86)	(1,635)
Adjusted net (loss)	$(2,431)	$(3,068)

Diluted (loss) per share	$(0.16)	$(1.45)
Adjustments:
Changes in mortgage servicing rights valuation	0.05	1.38
Stock-based compensation expense	0.01	0.01
Expenses related to Home Point acquisition	0.02	—
Results from discontinued retail branches	—	—
Tax effect of adjustments	—	(0.06)
Adjusted diluted (loss) per share	$(0.08)	$(0.12)

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending, as well as statements regarding the benefits of the proposed Merger between Home Point Financial and Stonegate Mortgage and the anticipated timing of the Merger. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2016 Annual Report on Form 10-K filed on March 9, 2017 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this earnings release, including, but not limited to:  the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Stonegate Mortgage's business and the price of Stonegate Mortgage common stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on Stonegate Mortgage's business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of Stonegate Mortgage and potential difficulties in Stonegate Mortgage's employee retention as a result of the Merger; risks related to diverting management's attention from Stonegate Mortgage's ongoing business operations; the outcome of any legal proceedings that may be instituted against Stonegate Mortgage related to the Merger Agreement or the Merger; the amount of the costs, fees, expenses and other charges related to the Merger; the impact of changes in interest rates; and political instability.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
W: 212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
W: 317-663-5904
michael.mcfadden@stonegatemtg.com